EXHIBIT 10
SUMMARY OF PROPOSED TERMS
for an
ACQUISITION
of
PAIVIS, CORP.

The following binding term sheet (the “Term Sheet”) summarizes the principal terms with respect to a potential tax free reorganization via a triangular merger.

Parties:
Paivis Corp., an existing public Trustcash (the “Trustcash” or  "Paivis") listed on the OTC Bulletin Board, domiciled in Nevada, and current in its SEC filings, which business is outlined in schedule A; and Trustcash Holdings, Inc., an existing public Trustcash (“Trustcash”) listed on the OTC Bulletin Board, domiciled in Nevada, and current on its SEC filings which business is outlined in schedule B.

Closing:	As soon as practicable (the "Closing"), subject to the conditions to closing set forth below; no later than November 30, 2007, subject to extension by mutual agreement of the Parties.

Purchase Price
and Share Issuance:

Trustcash at Closing shall purchase 100 percent (100%) of the issued and outstanding common shares of Paivis on a share for share basis of $1.30 per share subject to an independent price evaluation of Paivis, in the equivalent of Trustcash Preferred Shares. The rights and preferences of the Preferred Shares are to be determined as Closing, will include but not be limited to 1) a mandatory annual Dividend provision and; 2) registration rights; and.

Trustcash at Closing shall purchase 100 percent (100%) of the issued and outstanding Paivis Preferred Series A on a share for share basis by issuing to the Preferred Series A shareholders of Paivis, 250,000 Preferred Series B shares of Trustcash with designated rights identical to the designated rights of the Paivis Preferred Series A (currently there are 250,000 shares of Paivis, Series A issued and outstanding); and

Trustcash at Closing shall purchase 100 percent (100%) of the issued and outstanding Paivis Preferred Series B on a share for share basis by issuing to the Preferred Series B shareholders of Paivis, Preferred Series C shares of Trustcash identical to the designated rights of the Paivis Preferred Series B (currently there are 3,075,000 shares of Paivis, Series A issued and outstanding); and

Trustcash at Closing shall purchase 100 percent (100%) of the issued and outstanding Paivis Preferred Series D on a share for share basis by issuing to the Preferred Series D shareholders of Paivis, 1,266,667 Preferred Series E identical to the designated rights of the Paivis Preferred Series D (currently there are 1,266,667 shares of Paivis, Series D reserved for issuance)

Conditions Precedent:

Mutual completion of legal and financial due diligence to the satisfaction of Trustcash and Paivis (collectively the “Merging Companies”), including disclosure of all pending material agreements, contracts and liabilities.

Trustcash and Paivis being current in their filings under the Securities Exchange Act of 1934.

Balance Sheet, including liabilities, of each Merging Trustcash to be satisfactory to the other.

No material adverse change existing or pending.

Paivis will have entered into definitive purchase agreements with Detroit Phone Cards, Inc. and AAAA Media Services, Ltd., which businesses are outlined on Schedule C and D.

An equity or debt financing to Trustcash of Six Million Dollars ($6,000,000).

Trustcash to make application, as soon as practicable, to list its Common and Preferred Shares for trading on a senior exchange.

Governing Law:	This Term Sheet shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law provisions thereof.

No Shop Agreement:
Upon Acceptance of this term sheet, neither the Trustcash nor its shareholders, affiliates, management or agents shall solicit other potential investors nor engage in any discussions or execute any agreements related to the sale or transfer of a significant portion of the Trustcash’s assets or securities to any other party until the earlier of the signing of definitive documents memorializing the provisions herein or October 15, 2007, subject to extension by mutual agreement of the parties.  Should both parties agree in writing that definitive documents shall not be executed pursuant to this term sheet, and then the Trustcash shall have no further obligations under this section.

Expenses and Legal Fees:
Whether or not the Exchange is consummated, each Party hereto will bear their own respective expenses, including legal, auditing, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby accept as agreed upon herein or in separate agreement or understanding reached by the Merging Companies.

By:	/s/ Greg Moss	Date:	October 5, 2007
Name: Greg Moss President, Trustcash Holdings Inc.,
By:	/s/ Edwin Kwong	Date:	October 5, 2007
Name: Edwin Kwong President, Paivis, Corp.

Schedule A

PAIVIS, CORP

Summary

Paivis, Corp. is a wholesale telecommunications carrier that sells prepaid "point-of-sale activated" and live cards. Paivis generates its revenues through the sale of prepaid calling cards and wireless services, and international wholesale termination. Products are sold at over 7500 locations throughout many of the country's major retail outlets, including Duane Reade, 7-Eleven, and Chevron.

CORPORATE DETAILS

State of Incorporation:                                                                                     Nevada

Date of Incorporation:                                                                                      1999

Filing Status with the SEC:                                                                               Fully reporting

Status of 10-Ks & Qs                                                                                         Current

Number of Common Shares Authorized:                                                         125,000,000

Par Value of Common Shares:                                                                           $0.0002

Common Shares Issued & Outstanding:	42,385,068 (as of June 30, 2007 10QSB)

Number of Preferred Shares Authorized:                                                         15,000,000

Par Value of Preferred Shares:                                                                            $.0002

Number of Preferred Shares Issued:                                                                  3,000,750

Derivative Securities (Warrants, Options, etc.):                                             2,450,000 (Warrants)

Subsidiaries:                                                                                                           3

Symbol:                                                                                                                 PAVC

Schedule B

TRUSTCASH HOLDING INC.

Summary

Through its Trustcash brand and website www.trustcash.com, the Trustcash is a pioneer of anonymous payment systems for the internet. It developed a business based on the sale of a stored value card (both virtual and physical) that can be used by consumers to make secure and anonymous purchases on the internet without disclosing their credit card or personal information. Trustcash provides to its customers the "Trustcash" payment card, which is sold in denominations ranging from $10 to $200 either online, through any of over 500 websites, or at over 50,000 retail locations in the United States via MoneyGram. Trustcash's non-reloadable, virtual Trustcash card is the only "stored value card" that can be purchased where no personal data is stored or available, providing a unique level of both security and privacy to the purchaser.

CORPORATE DETAILS

State of Incorporation:                                                                                                Delaware

Date of Incorporation:                                                                                                 2000

Filing Status with the SEC:                                                                                         Fully reporting

Status of 10-K’s & Q’s                                                                                                Current

Number of Common Shares Authorized:                                                                  350,000,000

Par Value of Common Shares:                                                                                     $0.001

Common Shares Issued & Outstanding:                                                                   77,549,139

Number of Preferred Shares Authorized:                                                                   50,000,000

Par Value of Preferred Shares:                                                                                      $.001

Number of Preferred Shares Issued:                                                                           0

Derivative Securities (Warrants, Options, etc.):                                                       0

Subsidiaries:                                                                                                                   1

Symbol:                                                                                                                           TCHH

Schedule C

DETROIT PHONE CARDS INC.

Summary*

Headquartered in Dearborn, MI. Detroit Phone Card, Inc. (DPC) was established in September 1, 1997. Currently, DPC’s prepaid wireless and calling card products reach consumers through more than 2,000 locations nationwide.

DPC’ serves more than 30,000 wireless customers and generates over 50 million network minutes per month. DPC employs a team of 30 people and has customer service representatives are available 12 hours a day, with an automated system also available 24 hours a day.

DPC was founded with the intent of distributing phone cards products in Michigan. DPC sells international calling cards and cell phone products through telecommunications specialty stores and through a retail store in Dearborn Michigan.

DPC is privately held and DPC generates approximately $30,000,000 (unaudited) annually from prepaid cellular phone revenue and the sale and distribution of prepaid long distance cards.

DPC sells annually more than 50,000 phones and processes more than 50,000 consumer wireless service subscription activations.

DPC serves as a critical intermediary between wireless carriers and independent retailers.
With offices, infrastructure and master dealers force throughout the United States DPC facilitates the distribution of wireless products and services for specific carriers and manufacturers such as Sprint Nextel, Verizon Wireless, Boost Mobile and T-Mobile.

On March 15, 2006 Get Mobile Inc. a subsidiary of DPC acquired its first GSM (Global System for Mobile communications) license in Bozeman, Montana.

DPC plans to offer an unlimited local and U.S. long distance service in Bozeman, MT, and unlimited use of multiple calling features and messaging services.

*All of the information above has been provided by DPC.

Schedule D

AAAA MEDIA SERVICES INC.

Summary*

AAAA Media Service (“A4” or the “Company”) is a leader in the wholesale and retail distribution of prepaid wireless services. Headquartered in Atlanta Georgia, A4 has developed a nationwide distribution network that comprises of Wholesalers, Jobbers and direct retail establishments.

A4 was founded in January 2001 Virasack Tiger Athakhanh with the intent of distributing wireless phone cards products in Georgia. The Company distributes three main lines: T-Mobile, Boost and AT&T and sells them to telecommunications specialty stores and through a retail stores. The Company has grown into one of the largest wireless calling card distributors in the US.

A4 is a leader in the consumer Products and Prepaid Wireless Telecommunications setting the standard by which competition gauges growth and marketing innovation.   Through the main office located in Atlanta, Georgia (Headquarters), A4, sells 36,000,000 (unaudited) annually from the sale and distribution of prepaid wireless products.A4 serves as a critical intermediary between wireless carriers and independent retailers. Ultimately this large retail network made up of independent wireless dealers serves the wireless consumer and business user.

With offices, infrastructure and master dealers force throughout the United States A4 facilitates the distribution of wireless products and services for specific carriers and manufacturers such as Sprint Nextel, Verizon Wireless, Boost Mobile and T-Mobile.

AAAA Media Services, Inc. is a privately owned company that provides an unrivaled, national distribution and sales footprint. A4’s extensive product and service offerings include postpaid, prepaid, PIN, fulfillment, distribution, and hardware and accessories.

A4’s epitomizes the entrepreneurial spirit-a driven team of individuals focused on filling a need in the marketplace and serving customers to the highest level of satisfaction.

A4’s multi level relationship with carriers, suppliers and retailers allows them to provide retailers the most competitive margins in the business.

Mission Statement

The mission of the Company is to become the premier provider of pre-paid wireless products and services in the United States. The Company is dedicated to having a long-term relationship with our carriers, suppliers and retailers. The one quality that sets the Company above the rest is our unmatched support and service to all levels through our distribution network.

*All of the information above has been provided by A4